SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2013

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On October 21, 2013, United Bankshares, Inc. (“United” or the “Company”) held a special meeting of shareholders in Parkersburg, West Virginia to consider and vote upon the following matters: (1) a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of January 29, 2013 among United, its subsidiary George Mason Bankshares, Inc. and Virginia Commerce Bancorp, Inc. (“Virginia Commerce”), and related plan of merger, as each may be amended from time to time (the “merger agreement”); (2) a proposal to approve the issuance of the shares of United common stock to Virginia Commerce shareholders pursuant to the merger agreement; and (3) a proposal to approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of United common stock. The proposals are described in detail in a proxy statement mailed to shareholders on or about September 11, 2013.

All three proposals were approved by the required vote of United’s shareholders at the special meeting.

On the record date for the special meeting, United had 50,391,444 shares of common stock outstanding and entitled to vote at the special meeting. The final voting results, as certified by the inspector of election, on the proposals were as follows:

Proposal 1. Proposal to approve and adopt the merger agreement:

For	Against	Abstentions	Broker Non-Votes
34,315,691	134,265	148,426	0

Proposal 2. Proposal to approve the issuance of the shares of United common stock to Virginia Commerce shareholders pursuant to the merger agreement:

For	Against	Abstentions	Broker Non-Votes
34,209,205	168,553	220,624	0

Proposal 3. Proposal to approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of United common stock:

For	Against	Abstentions	Broker Non-Votes
32,047,085	2,370,319	180,978	0

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date:	October 24, 2013	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and
Chief Financial Officer